JOSEPH GUNNAR SHARE ISSUANCE AND WAIVER AGREEMENT

This Share Issuance and Waiver Agreement (“Agreement”) is entered into as of August 20, 2008, by and between you, Joseph Gunnar & Co., LLC (“Gunnar” or “you”) and Morlex, Inc. (“Morlex”, and together with Gunnar, the “Parties”) with reference to the following recitals of facts:

A.  You have acted as a placement agent (the “Placement Agent”) in connection with the private placement of common stock, par value .001 per share (the “Common Stock”) of Morlex pursuant to that certain Placement Agent Agreement, dated as of April 11, 2008, between Morlex and Gunnar (the “Placement Agent Agreement”).

B.  On or about April 11, 2008, Morlex acquired from Iakona, Inc. (“Iakona”) all of the capital stock of Ad Authority, Inc. (“Ad Authority”) pursuant to that certain Stock Purchase Agreement dated as of November 14, 2008, as amended from time to time, among Morlex, Iakona, Jason Kulpa (“Kulpa”) and, solely with respect to Section 9.3 thereof, Duncan Capital Partners, LLC (the “Purchase Agreement”).

C.  In connection with the Purchase Agreement: (i) Iakona received $5.0 million cash, a secured promissory note which as of the date of the Separation Agreement (as defined below) had a principal amount of $3.0 million (the “Note”) and 6,400,000 shares of Common Stock of Morlex (the “Stock”), (ii) Kulpa was elected to serve on the Board of Directors of Morlex, and (iii) Kulpa was appointed as the CEO of Morlex.

D.  Subsequent thereto a dispute arose between Morlex and Kulpa relative to the transactions contemplated by the Purchase Agreement, Morlex’s fund-raising efforts and the operation of Morlex and Ad Authority (the “Dispute”).

E.  On June 29, 2008, Kulpa resigned as the CEO of Morlex and Ad Authority. On July 17, 2008, Kulpa resigned as a Director of Morlex and Ad Authority (collectively, the “Resignation”).

F.  In settlement of the Dispute, Morlex, Kulpa and others entered into a Separation and Release agreement dated as of August 20, 2008 (“Separation Agreement”). Pursuant to the Separation Agreement, (i) Kulpa surrendered all of his Morlex Common Stock, (ii) provisions were made to reduce the amount of the Note to $480,000 and (iii) Morlex and Kulpa each unconditionally released the other from all claims relating to the Dispute.

G.  In connection with the Separation Agreement, Morlex desires to issue 1,000,000 additional shares of Common Stock to you (“Additional Shares”) in consideration of the Settlement Agreement and your unconditional release of Morlex and Kulpa from all claims relating to the Dispute, all on terms and conditions as set forth in this Agreement.

NOW, THEREFORE, in recognition of the foregoing, and of the conditions, covenants, representations, warranties, payments, releases and other obligations contained in this Agreement, the Parties agree:

1.  Issuance of Shares. Within two (2) business days following receipt of your signature to this Agreement by the Company, the Company shall give notice to the transfer agent to issue 1,000,000 Additional Shares to you, and shall cause the transfer agent to issue such Additional Shares to you promptly. The Additional Shares shall be restricted shares, and shall be subject to the First Amended and Restated Registration Rights Agreement of the Company, dated as of April 15, 2008, and shall be afforded the same rights and privileges as the shares held by the Morlex shareholders that purchased Common Stock in the private placement.

2.  Unconditional General Release of Kulpa and Morlex Parties. For and in consideration of the Settlement Agreement, the promises set forth herein and the issuance of the Additional Shares to you, you, on behalf of yourself, your parents, affiliates and subsidiaries, trusts and companies, and each of them, and each of their shareholders, directors, officers, trustees, members, managers, partners, agents, representatives, attorneys, insurers, servants, employees, spouses, predecessors, successors, assignors, assignees, heirs, executors and representatives, past and present, do hereby absolutely, fully and forever, release, covenant not to sue, and discharge Morlex, Kulpa, and each of their respective parents, subsidiaries, affiliates, entities under common control, trusts, beneficiaries of the companies, and related entities, and each of their shareholders, directors, officers, trustees, members, partners, agents, investment bankers, advisors, managers, property managers, representatives, attorneys, insurers, servants, employees, spouses, predecessors, successors, assignors, and assignees, past and present, (collectively, the “Releasees”), from any and all actions, causes of action, arbitrations, debts, guarantees, warranties, express or implied, balances, liabilities, demands, claims, agreements, contracts, covenants, suits, controversies, judgments, administrative or criminal complaints, citations, or proceedings, orders and liabilities, obligations, costs, expenses, damages and liens of every kind or nature whatsoever, in law, equity or otherwise (hereinafter referred to as the “Claims”), whether known or unknown, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, asserted or not asserted, in law or equity, which have existed, or may have existed, or which do exist, on or prior to the date hereof, including, but not limited to those based on, arising from, or related to your role as the Placement Agent, the Placement Agent Agreement, the Purchase Agreement, the Dispute, the Resignation, fundraising by Morlex and/or Iakona and/or Kulpa, and/or operation of Ad Authority or Morlex.

3.  Release of Unknown Claims and Binding Nature of Releases.

(a)  Waiver of Civil Code section 1542. With respect to all Claims released under Paragraph 2 herein, the Parties hereto agree that, notwithstanding Section 1542 of the California Civil Code, which presently provides that

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR”

this release shall constitute a full release in accordance with its terms. With respect to all Claims released under Paragraph 2 herein the Parties hereto, and each of them, knowingly, intelligently and voluntarily waive the provisions of Section 1542, and any successor provision, and acknowledge and agree that this waiver is an essential and material term of this Agreement, and that without such waiver the settlement would not have been entered into. The Parties hereto acknowledge the significance and consequences of the Release and of the specific waiver of Section 1542.

(b)  No Change in the Law or Facts Will Affect the Agreement. It is the intent of the Parties that this Agreement be binding and effective without regard to future events. Each of the Parties to this Agreement has made such investigation of the facts pertaining to this Agreement, and all matters pertaining thereto, as it deems necessary. Each of the Parties is aware that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to be true with respect to the matters related herein. Nevertheless, it is the intention of the Parties to fully, finally and forever settle and release all such matters, and all claims relative thereto, which now do exist, may exist, or heretofore have existed between them. In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete releases of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto. The Parties agree that any change in applicable law or fact (and any error in any of the Parties’ understanding of law or fact), whether through legislation or judicial interpretation, which creates or finds additional or different rights and obligations of the Parties that may or do in fact exist, shall not affect the Parties’ respective obligations or rights under this Agreement, nor be a basis not to perform under this Agreement, nor a basis to attack or seek to modify any of the provisions of this Agreement.

4.  Covenant Not to Sue on Released Claims. Gunnar, on behalf of itself, and its parents, affiliates and subsidiaries, trusts, and companies, and each of them, and each of their directors, officers, trustees, members, partners, agents, representatives, attorneys, insurers, servants, employees, spouses, predecessors, successors, assignors, and assignees, past and present, does hereby covenant and agree never to commence, prosecute, or cause to be commenced or prosecuted any action or proceeding against any of the Releasees, based upon any of the Claims released in Paragraph 2 of this Agreement.

5.  No Third Party Beneficiaries. The Parties understand, acknowledge, and agree that there are no express or implied third party beneficiaries to this Agreement, except for the Releasees expressly referred to in the release contained herein.

6.  Binding on Agents, Successors, Assigns, Etc. The terms of this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective agents, representatives, employees, predecessors, successors, heirs, assigns, directors, officers, shareholders, members, representatives, executors, administrators, beneficiaries, divisions, subsidiaries, affiliates, assigns, spouses, successors in interest, and any other person who may in any fashion claim an interest in the subject matter hereof through any of the Parties.

7.  Review of Agreement and Representation by Independent Counsel. The Parties hereby acknowledge that the terms and conditions of this Agreement have been completely read by them and explained to them by their respective counsel, and that the terms and conditions of this Agreement are fully understood and voluntarily accepted for the express purpose of making a full compromise, adjustment, settlement, accord and satisfaction, as set forth herein, and that this Agreement has, as its purpose, the preclusion of any additional claims against Releasees regarding the matters released herein, pursuant to the terms set forth. Each of the Parties to this Agreement has received independent legal advice from his/her/its attorneys with respect to the advisability of making the settlement provided for herein, and with respect to the advisability of executing this Agreement. Each of the Parties acknowledges having had a full opportunity to undertake whatever discovery or investigation it desired, with respect to all rights that are being settled through this Agreement. Each of the Parties agrees that the full compensation for its damages, if any, is disputed, uncertain and indefinite, and that each Party relies upon his/her/its own judgment, beliefs, agents or representative’s advice, and knowledge regarding any disputed claim.

8.  No Admission. This Agreement effects the resolution of disputed Claims. Neither this Agreement, nor discussions which led to it, is intended to be and shall not be deemed, construed or treated in any respect as an admission of liability by any of the Parties, or by any other person or entity for any purpose.

9.  Representations and Warranties, Indemnification. Gunnar hereby represents, warrants and covenants that they are the sole and lawful owner of all claims, matters and causes of action they are releasing or dismissing pursuant to this Agreement and that the persons signing this Agreement have the full right and authority to enter into this Agreement on behalf of Gunnar in accordance with all applicable laws, bylaws, and rules. Gunnar further hereby represents, warrants and covenants that there has been no assignment, transfer, conveyance, encumbrance, or other disposition by them of any of said claims, matters and causes of action or other matters referred to herein. Gunnar hereby agrees to indemnify and hold harmless the Releasees from any claim, demand, damage, debt, liability, account reckoning, obligation, cost, expense, lien, action or cause of action (including payment of attorneys’ fees and costs actually incurred, whether or not litigation be commenced) based upon, in connection with, arising out of, resulting from, or occasioned by the breach or inaccuracy of the aforementioned warranties and representations by Gunnar.

10.  Notices. All notices, payments, documents and demands of any kind which any of the Parties are required or may desire to serve upon or deliver to any of the other Parties in connection with this Agreement shall be served, at the election of the Party serving the notice, either by fax, e-mail, personal service, or by mailing a copy of the payment, notice or other matter by certified or registered mail, proper postage prepaid and return receipt requested, addressed to such party at the address set forth in Exhibit A hereto. If any such matter is mailed, it shall be deemed to have been received on the date reflected on the return receipt or if receipt is refused or such mailing is not accepted, then five (5) days after the date of mailing. If any such matter is sent by fax or e-mail, it shall also be sent by regular mail within one Court Day of faxing or e-mailing, and shall be deemed received on the Court Day transmitted if transmission is completed by 5:30 p.m. Pacific Time, or the next Court Day if transmitted after 5:30 p.m. or on a legal holiday or weekend. If such matter is personally served, it shall be deemed received on the Court Day received if delivery is completed by 5:30 p.m. Pacific Time, or the next Court Day if delivery is completed after 5:30 p.m. or on a Court holiday or weekend.

Notices, documents and demands shall be sent to the Parties through their respective counsel set forth on Exhibit A attached hereto and incorporated herein. Each of the Parties is required to promptly inform the other of any change of the respective names and/or addresses set forth on Exhibit A.

11.  Entire Agreement. This Agreement and the Exhibit attached hereto and made part hereof, consists of a single, integrated, written contract expressing the entire agreement of the Parties concerning its subject matter. No covenants, agreements, representations or warranties of any kind have been made by any party hereto, except as expressly set forth herein and in this Agreement. All prior discussions and negotiations with respect to the subject matter hereof have been and are merged and integrated into, and superseded by, this Agreement.

12.  No Oral Modification; Waiver. This Agreement may not be modified or terminated orally. No purported modification, termination or waiver shall be valid unless in writing and signed by all Parties even if such purported modification, termination or waiver is executed or supported by new consideration. Waiver of any breach or default shall not be deemed a waiver of any other breach or default, or of the same or any other provision of this Agreement.

13.  Execution and Delivery in Counterparts. This Agreement may be executed in counterparts; each counterpart shall be deemed an original and, when taken together with the other counterparts, shall constitute one agreement that shall be binding on all Parties to the same extent as if they had all signed the same document. Signatures by scanned and e-mailed image or facsimile transmission shall have the same force and effect as original signatures. Photocopies, scanned and e-mailed images and facsimile copies of such signed counterparts may be used in lieu of the originals for any reason.

14.  Disputes. In the event of any dispute arising out of or relating to this Agreement, any proceedings to enforce this Agreement, and/or for a declaration of any Party’s rights or obligations under this Agreement, which cannot be resolved by the Parties themselves, shall be resolved by suit in the state or federal courts located in New York, New York, and all Parties hereby submit to the jurisdiction and venue of such courts. The prevailing Party in any and all such action or proceedings, including any enforcement of judgment proceedings, or subsequent bankruptcy proceedings, shall be entitled to recover his/its/their reasonable attorneys’ fees and costs, including, without limitation, attorneys’ fees and costs incurred in giving Notice of Default and all other costs and expenses of execution and enforcement of any Judgment entered whether or not such costs and expenses of execution and enforcement are allowed by statute.

15.  Governing Law. This Agreement shall be interpreted according to the laws of the State of New York.

16.  Further Documents and Implementation. The Parties will promptly execute any and all such further and additional documents as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement. Each of the Parties to this Agreement agrees to do all things reasonably necessary to carry out and effectuate the terms and intent of this Agreement.

17.  Headings. Paragraph headings are for convenience only and are not a part of this Agreement.

18.  Recitals. The foregoing recitals are incorporated by reference in this Agreement and made a part hereof as contractual provisions and covenants in addition to being recitals of fact.

19.  Effective Date. This Agreement shall not be effective until it is executed by Gunnar. The “Effective Date” of this Agreement shall be the date on which the last signature was obtained on this Agreement, which date shall be entered into the first paragraph of this Agreement by counsel for Morlex.

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IN WITNESS WHEREOF, the Parties execute this Agreement, effective as of the date of the last signature of the Parties set forth below.

Dated: August 20, 2008	JOSEPH GUNNAR & CO., LLC

	By:	/s/ Stephan A. Stein
Name: Stephan A. Stein
Title: Chief Operating Officer

Dated: August 20, 2008	MORLEX, INC.

	By:	/s/ Richard J. Berman
Richard J. Berman
Chief Executive Officer

EXHIBIT A

Notice

If to Gunnar:	Joseph Gunnar & Co., LLC 30 Broad Street, 11th Floor New York, NY 10004 Attn: Stephan A. Stein

If to Morlex:	420 Lexington Avenue, Suite 450 New York, NY 10170 Attn: Mr. Richard Berman

with a copy to:	Butzel Long 380 Madison Avenue New York, NY 10017 Attn: Jane Greyf, Esq.